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June  23,  2000


Dynamic  Healthcare  Technologies,  Inc.
615  Crescent  Executive  Court,  Fifth  Floor
Lake  Mary,  FL  32746

Ladies  and  Gentlemen:

     We have acted as counsel to Dynamic Healthcare Technologies, Inc., a Florida corporation (the "Company"), in connection with the filing of the Company's Registration Statement on Form S-8 pursuant to the Securities Act of 1933, as amended. The Registration Statement is being filed in connection with the Company's offering of an aggregate of 200,000 additional shares of Common Stock, $.01 par value per share, (the "Plan Shares") pursuant to the Company's
401(k)  Plan  (the  "Plan").

     We are of the opinion that when the Plan Shares shall have been issued and sold on the terms contemplated by the Plan and the Registration Statement shall have become effective, the Plan Shares will be legally issued, fully paid and non-assessable.

     This opinion shall be limited to the laws of the State of Florida and the federal laws of the United States of America.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                    Sincerely,

                    COHEN,  BERKE,  BERNSTEIN,  BRODIE  &  KONDELL,  P.A.


                    /S/  COHEN,  BERKE,  BERNSTEIN,  BRODIE  &  KONDELL,  P.A.
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